UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 15, 2025

ARES STRATEGIC INCOME FUND

(Exact Name of Registrant as Specified in Charter)

Delaware	814-01512	88-6432468
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY		10167
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment and Restatement of Credit Facility

On April 15, 2025, Ares Strategic Income Fund (the “Fund”) amended and restated its senior secured credit agreement with JPMorgan Chase Bank, N.A. who serves as administrative agent and the lenders party thereto (as amended and restated, the “A&R Credit Facility”). The A&R Credit Facility, among other things, (a) extended the end of the revolving period and the stated maturity date from April 15, 2028 and April 15, 2029, respectively, to April 15, 2029 and April 15, 2030, respectively, (b) increased the aggregate commitment from $1.81 billion to $3.04 billion, and (c) modified certain covenant restrictions.

The A&R Credit Facility also provides for an “accordion” feature that allows the Fund, under certain circumstances, to increase the overall size of the A&R Credit Facility to a maximum of approximately $4.6 billion.

The interest rate charged on the A&R Credit Facility is based on SOFR plus a credit spread adjustment of 0.10% (or an alternate rate of interest for certain loans, commitments and/or other extensions of credit denominated in certain approved foreign currencies plus a spread adjustment, if applicable) plus an applicable spread of either 1.525%, 1.650%, 1.775% or an “alternate base rate” (as defined in the documents governing the A&R Credit Facility) plus an applicable spread of either 0.525%, 0.650% or 0.775%, in each case, determined monthly based on the total amount of the borrowing base relative to the sum of (i) the greater of (a) the aggregate amount of revolving exposure under the A&R Credit Facility and (b) 85% of the total commitments of the A&R Credit Facility (or, if higher, the total revolving exposure) plus (ii) other debt, if any, secured by the same collateral as the A&R Credit Facility. Additionally, the Fund is required to pay a commitment fee of 0.325% per annum on any unused portion of the A&R Credit Facility. The Fund is also required to pay letter of credit fees of 1.775%, 1.900% or 2.025% per annum on letters of credit issued, determined monthly based on the total amount of the borrowing base relative to the total commitments of the A&R Credit Facility and other debt, if any, secured by the same collateral as the A&R Credit Facility.

The A&R Credit Facility also provides for a sub-limit for the issuance of letters of credit for up to an aggregate amount of $175 million. The amount available for borrowing under the A&R Credit Facility is reduced by any letters of credit issued. The A&R Credit Facility also provides for a sub-limit for the issuance of swingline loans for up to an aggregate amount of $175 million. The amount available for borrowing under the A&R Credit Facility is reduced by any swingline loans issued.

Under the A&R Credit Facility, the Fund has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar revolving credit facilities, including, without limitation, covenants related to: (a) limitations on the incurrence of additional indebtedness and liens, (b) limitations on certain investments, (c) limitations on certain restricted payments, (d) maintaining a certain minimum stockholders’ equity, (e) maintaining a ratio of total assets (less total liabilities not representing indebtedness) to total indebtedness of the Fund and its consolidated subsidiaries (subject to certain exceptions) of not less than 1.5:1.0, (f) limitations on pledging certain unencumbered assets, and (g) limitations on the creation or existence of agreements that prohibit liens on certain properties of the Fund and certain of its subsidiaries. These covenants are subject to important limitations and exceptions that are described in the documents governing the A&R Credit Facility. Amounts available to borrow under the A&R Credit Facility (and the incurrence of certain other permitted debt) are also subject to compliance with a borrowing base that applies different advance rates to different types of assets (based on their value as determined pursuant to the A&R Credit Facility) that are pledged as collateral. The A&R Credit Facility also continues to include usual and customary events of default for senior secured credit facilities of this nature.

The A&R Credit Facility continues to be secured by a material portion of the Fund's assets (excluding, among other things, investments held in and by certain subsidiaries of the Fund).

The other terms of the A&R Credit Facility remained materially unchanged. The description above is only a summary of the material provisions of the A&R Credit Facility and is qualified in its entirety by reference to the copy of the A&R Credit Facility, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
10.1	Second Amended and Restated Senior Secured Credit Agreement, dated as of April 15, 2025, by and among Ares Strategic Income Fund, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES STRATEGIC INCOME FUND
Date: April 21, 2025

	By:	/s/ Scott C. Lem
	Name:	Scott C. Lem
	Title:	Chief Financial Officer and Treasurer